Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FISCAL YEAR 2013

Ocala, FL…December 19, 2013— Today Nobility Homes, Inc. (OTC MKTS: NOBH) announced sales and earnings results for its fiscal year ended November 2, 2013. Sales for fiscal year 2013 were up 17% to $18,525,950 as compared to $15,834,971 recorded in fiscal year 2012. Income from operations for fiscal year 2013 was $781,692 versus $150,012 in the same period a year ago. Net income after taxes was $747,106 as compared to $49,759 for the same period last year. The net income after taxes for fiscal year 2013 included a $289,990 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share for fiscal year 2013 were $.18 per share compared to $.01 per share last year.

For the fourth quarter of fiscal 2013, sales were up 49% to $6,552,208 as compared to sales of $4,388,169 in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2013 was $682,501 versus $130,091 in the same period last year. Net income after taxes was $667,781 versus last year’s results of $108,635. The net income after taxes for fourth quarter of 2013 included a $66,859 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share for the fourth quarter were $0.16 per share versus earnings of $0.03 per share last year.

Nobility’s financial position during fiscal year 2013 remains very strong with cash and cash equivalents and short term investments of $10,923,685 and no outstanding debt. Working capital is $19,869,747 and our ratio of current assets to current liabilities is 11.1:1. Stockholders’ equity is $35,183,656 and the book value per share of common stock increased to $8.67.

Terry Trexler, President, stated, “Fourth quarter sales of fiscal 2013, typically a strong sales quarter, continued to be impacted by the very competitive market. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2012 through September 2013 were up approximately 17% from the same period last year. Our sales and operations continue to be impacted by our country’s economic conditions and those in the state of Florida. Although the immediate outlook for the manufactured housing industry in Florida and the nation is uncertain, the long-term demographic trends still favor future growth in the Florida market area we serve. Our 46 years of experience in the Florida market and consumers’ increased need for more affordable housing should serve us well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country. The country must experience a better economy with less uncertainty, continued improved sales in the existing home market, declining unemployment, increased consumer confidence and more retail financing for the sales of our affordable homes, for the Company to improve significantly.

We understand that during this very complex economic environment, maintaining our strong financial position is vital for future growth and success. Because of the recent historically poor business conditions in our market area and the lack of any clarity as to when today’s economic challenges will improve measurably, we will continue to evaluate Prestige’s retail model centers in Florida, along with all other expenses and react in a manner consistent with maintaining our strong financial position.”

We have specialized for 46 years in the design and production of quality, affordable manufactured homes at our plant located in central Florida. With our multiple retail sales centers, a finance company joint venture, an insurance subsidiary, and investments in retirement manufactured home communities, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	November 2, 2013	November 3, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,468,453	$7,352,480
Short-term investments	455,232	320,946
Accounts and notes receivable	2,701,057	2,850,276
Mortgage notes receivable, current	4,549	3,483
Inventories	5,043,816	5,781,880
Pre-owned homes, current	2,187,598	2,503,164
Prepaid expenses and other current assets	319,546	480,055
Deferred income taxes	656,461	679,745

Total current assets	21,836,712	19,972,029

Property, plant and equipment, net	3,731,463	3,801,552
Pre-owned homes	4,316,397	4,430,833
Mortgage notes receivable, long term	183,753	186,516
Income tax receivable	—	248,164
Other investments	2,938,273	3,106,970
Deferred income taxes	1,339,539	1,237,255
Other assets	2,804,484	2,687,540

Total assets	$37,150,621	$35,670,859

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$645,519	$404,546
Accrued compensation	170,026	112,372
Accrued expenses and other current liabilities	614,368	514,520
Customer deposits	537,052	350,677

Total current liabilities	1,966,965	1,382,115

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,632,060	10,618,542
Retained earnings	33,319,784	32,572,678
Accumulated other comprehensive income	240,378	106,090
Less treasury stock at cost, 1,307,854 shares in 2013 and 2012	(9,545,057)	(9,545,057)

Total stockholders’ equity	35,183,656	34,288,744

Total liabilities and stockholders’ equity	$37,150,621	$35,670,859

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 2, 2013	November 3, 2012	November 2, 2013	November 3, 2012

Net sales	$6,552,208	$4,388,169	$18,525,950	$15,834,971

Cost of goods sold	(5,202,944)	(3,422,282)	(15,149,277)	(12,975,478)

Gross profit	1,349,264	965,887	3,376,673	2,859,493

Selling, general and administrative expenses	(666,763)	(835,796)	(2,594,981)	(2,709,481)

Operating income	682,501	130,091	781,692	150,012

Other income (loss):
Interest income	13,002	10,473	53,346	59,834
Undistributed earnings in joint venture - Majestic 21	31,913	31,689	121,293	95,035
Losses from investments in retirement community limited partnerships	(66,859)	(75,052)	(289,990)	(334,779)
Miscellaneous	906	11,434	74,447	79,657

Total other loss	(21,038)	(21,456)	(40,904)	(100,253)

Income before provision for income taxes	661,463	108,635	740,788	49,759

Income tax benefit	6,318	—	6,318	—

Net income	667,781	108,635	747,106	49,759

Other comprehensive income (loss):
Unrealized investment gain (loss)	(6,839)	29,213	134,288	28,317

Comprehensive income	$660,942	$137,848	$881,394	$78,076

Weighed average number of shares outstanding:
Basic	4,057,053	4,057,053	4,057,053	4,056,843
Diluted	4,058,036	4,057,053	4,057,053	4,056,843

Net income per share:
Basic	$0.16	$0.03	$0.18	$0.01
Diluted	$0.16	$0.03	$0.18	$0.01